Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Announces Third Quarter 2023 Profit

Third Quarter 2023 Summary

●	Q3 2023 pre-tax income of $24 million, net income of $23 million, or $0.55 per diluted share
●	Secured an agreement with United Airlines to place 19 new E175 aircraft under contract, with deliveries scheduled from late 2024 through 2026
●	Repurchased 1.2 million shares of common stock for $50 million during Q3 2023 at an average price of $42 per share

ST. GEORGE, UTAH, October 26, 2023 -- SkyWest, Inc. (NASDAQ: SKYW) (“SkyWest”) today reported financial and operating results for Q3 2023, including net income of $23 million, or $0.55 per diluted share, compared to net income of $48 million, or $0.96 earnings per diluted share, for Q3 2022.

Commenting on the results, Chip Childs, Chief Executive Officer of SkyWest, said, “Our teams continue to deliver an exceptional product and operating performance. We are pleased with the improving trajectory of our business, strong demand for our product, and steady progress toward stabilization of our pilot hiring and retention. I want to thank our amazing team for delivering outstanding operations in the third quarter.”

Under its previously announced share repurchase program authorized by the SkyWest Board of Directors in May 2023, SkyWest repurchased 1.2 million shares of common stock for $50 million during Q3 2023. For the nine months ended September 30, 2023, SkyWest repurchased 9.6 million shares of common stock for $244 million, which represented 19% of SkyWest’s outstanding shares as of December 31, 2022. As of September 30, 2023, SkyWest had $136 million of remaining availability under its current share repurchase program.

Financial Results

Revenue was $766 million in Q3 2023, down $23 million, or 3%, from $789 million in Q3 2022. SkyWest deferred recognizing $57 million of revenue during Q3 2023 compared to recognizing previously deferred revenue of $13 million during Q3 2022. The amount of revenue deferred during Q3 2023 was driven by modified terms relating to fixed monthly cash payments under SkyWest’s previously announced amended flying contracts. See the “Supplemental Cash Flow Information” section of this release for more information. Production-driven rate increases under SkyWest’s amended flying contracts since Q3 2022 partially offset the impact of deferred revenue year-over-year.

Operating expenses were $717 million in Q3 2023, up $3 million from $714 million in Q3 2022, driven by increases in employee compensation, including higher pilot pay scales. Higher labor costs were partially offset by lower aircraft rent expense due to the early lease buyouts on 35 CRJ aircraft for the nine months ended September 30, 2023 and lower operating costs associated with a 10% reduction in Q3 2023 block hour production compared to Q3 2022.

Capital and Liquidity

SkyWest had $820 million in cash and marketable securities at September 30, 2023, down from $862 million at June 30, 2023 and $1.0 billion at December 31, 2022.

Total debt at September 30, 2023 was $3.1 billion, down from $3.2 billion at June 30, 2023 and $3.4 billion at December 31, 2022. Capital expenditures during Q3 2023 were $32 million, including $15 million capitalized for three CRJ aircraft acquired under an early lease buyout and purchases of other fixed assets. Additionally, SkyWest paid $36 million in aircraft deposits related to its order for 19 new E175 aircraft during Q3 2023.

Status Update on Previously Announced Agreements

SkyWest announced today it has secured a new flying agreement with United Airlines for SkyWest to acquire and place 19 new E175s under contract. SkyWest is coordinating with its major airline partners to optimize the timing of upcoming fleet deliveries under this and previously announced agreements. The anticipated E175 future delivery dates summarized below are based on currently available information and are subject to change.

	Q4 2023	2024	2025	2026	Total
Delta Air Lines	2	1	ꟷ	ꟷ	3
United Airlines	ꟷ	4	7	8	19
Alaska Airlines	ꟷ	ꟷ	1	ꟷ	1
Total	2	5	8	8	23

By the end of 2026, SkyWest is scheduled to operate a total of 258 E175 aircraft.

About SkyWest

SkyWest, Inc. is the holding company for SkyWest Airlines and SkyWest Leasing, an aircraft leasing company. SkyWest Airlines has a fleet of approximately 500 aircraft connecting passengers to over 240 destinations throughout North America. SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, American Airlines, and Alaska Airlines carrying more than 40 million passengers in 2022.

SkyWest will host its conference call to discuss its third quarter 2023 results today, October 26, 2023, at 2:30 p.m. Mountain Time. The conference call number is 1-888-330-2455 for domestic callers, and 1-240-789-2717 for international callers. Please call up to ten minutes in advance to ensure you are connected prior to the start of the call. The conference call will also be available live on the Internet at https://events.q4inc.com/attendee/707520484. This press release and additional information regarding SkyWest, including access information for the digital rebroadcast of the third quarter 2023 results call, participation at investor conferences and investor presentations can be accessed at inc.skywest.com.

Forward Looking-Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “forecasts,” "expects," "intends," "believes," "anticipates," “estimates,” "should," "likely" and similar expressions identify forward-looking statements. Such statements include, but are not limited to, statements about the continued demand for our product, recovery from the COVID-19 pandemic, economic conditions and the captain shortage on SkyWest’s business, financial condition and results of operations, the scheduled aircraft deliveries for SkyWest in upcoming periods and the related execution of SkyWest’s fleet transition strategy and expected timing thereof, expected production levels in future periods and associated staffing challenges, pilot attrition trends, SkyWest’s coordination with major airline partners to optimize the delivery of aircraft under previously announced agreements, the expected terms, timing and benefits related to SkyWest’s leasing and joint venture transactions, as well as SkyWest’s future financial and operating results, plans, objectives, expectations, estimates, intentions and outlook, and other statements that are not historical facts. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statements unless required by law. Readers should note that many factors could affect the future operating and financial results of SkyWest and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release. These factors include, but are not limited to, uncertainty regarding recovery from the COVID-19 pandemic and other potential future outbreaks of infectious diseases or other health concerns, and the consequences of such outbreaks to the travel industry and our major partners in general and the financial condition and operating results of SkyWest in particular, the prospects of entering into agreements with existing or other carriers to fly new aircraft, ongoing negotiations between SkyWest and its major partners regarding their contractual obligations, uncertainties regarding operation of new aircraft, the ability to attract and retain qualified pilots, including captains, and related staffing challenges, the impact of regulatory issues such as pilot rest rules and qualification requirements, and the ability to obtain aircraft financing.

Actual operational and financial results of SkyWest will likely also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel, including related to recovery from the COVID-19 pandemic, inflationary pressures, and related decreases in customer demand and spending; the financial stability of SkyWest’s major partners and any potential impact of their financial condition on the operations of SkyWest; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest conducts flight operations; variations in market and economic conditions; significant aircraft lease and debt commitments; estimated useful life of long-lived assets, residual aircraft values and related impairment charges; labor relations and costs and labor shortages; the impact of global instability; rapidly fluctuating fuel costs and potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; uncertainty regarding ongoing hostility between Russia and the Ukraine, as well as the Israeli-Palestinian military conflict, and the related impacts on macroeconomic conditions and on the international operations of any of our major airline partners as a result of such conflict; recovery from the global COVID-19 pandemic and the outbreak of any other disease or similar public health threat that affects travel demand or travel behavior; and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ materially from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

SkyWest, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
OPERATING REVENUES:
Flying agreements	$741,898	$763,514	$2,106,130	$2,245,351
Lease, airport services and other	24,273	25,929	77,515	78,329
Total operating revenues	766,171	789,443	2,183,645	2,323,680

OPERATING EXPENSES:
Salaries, wages and benefits	333,017	307,727	990,659	896,347
Aircraft maintenance, materials and repairs	178,465	183,182	483,182	506,478
Depreciation and amortization	96,560	97,433	287,878	297,427
Aircraft fuel	23,330	28,179	62,573	85,089
Airport-related expenses	18,398	17,501	53,648	54,196
Aircraft rentals	2,099	16,089	24,055	48,109
Other operating expenses	65,011	63,756	205,203	219,808
Total operating expenses	716,880	713,867	2,107,198	2,107,454
OPERATING INCOME	49,291	75,576	76,447	216,226

OTHER INCOME (EXPENSE):
Interest income	11,234	6,348	31,761	9,332
Interest expense	(32,543)	(33,283)	(99,881)	(92,308)
Other income (loss), net	(3,631)	8,112	7,544	21,011
Total other expense, net	(24,940)	(18,823)	(60,576)	(61,965)

INCOME BEFORE INCOME TAXES	24,351	56,753	15,871	154,261
PROVISION (BENEFIT) FOR INCOME TAXES	873	8,381	(955)	34,204
NET INCOME	$23,478	$48,372	$16,826	$120,057

BASIC EARNINGS PER SHARE	$0.56	$0.96	$0.37	$2.38
DILUTED EARNINGS PER SHARE	$0.55	$0.96	$0.37	$2.37

Weighted average common shares:
Basic	41,826	50,593	45,018	50,531
Diluted	42,580	50,636	45,540	50,636

SkyWest, Inc. and Subsidiaries

Summary of Consolidated Balance Sheets

(Dollars in Thousands)

(Unaudited)

	September 30,	December 31,
	2023	2022
Cash and marketable securities	$819,501	$1,047,215
Other current assets	342,495	324,066
Total current assets	1,161,996	1,371,281

Property and equipment, net	5,418,966	5,524,549
Deposits on aircraft	79,459	23,931
Other long-term assets	398,697	494,792
Total assets	$7,059,118	$7,414,553

Current portion, long-term debt	$443,186	$438,502
Other current liabilities	762,484	734,041
Total current liabilities	1,205,670	1,172,543

Long-term debt, net of current maturities	2,633,707	2,941,772
Other long-term liabilities	1,083,043	952,607
Stockholders' equity	2,136,698	2,347,631
Total liabilities and stockholders' equity	$7,059,118	$7,414,553

SkyWest, Inc. and Subsidiaries

Additional Operational Information (unaudited)

SkyWest’s fleet in scheduled service or under contract by aircraft type:

	September 30, 2023	December 31, 2022	September 30, 2022
E175 aircraft	235	236	232
CRJ900 aircraft	37	41	44
CRJ700 aircraft	117	104	114
CRJ200 aircraft	104	136	140
Total aircraft in service or under contract	493	517	530

As of September 30, 2023, SkyWest leased 35 CRJ700s and five CRJ900s to third parties and had 13 CRJ200s that are ready for service under SkyWest Charter (“SWC”) operations (these aircraft are excluded from the table above).

Selected operational data:

	For the three months ended September 30,				For the nine months ended September 30,
Block hours by aircraft type:	2023	2022	% Change		2023	2022	% Change
E175s	171,615	169,679	1.1%		500,782	481,080	4.1%
CRJ900s	18,979	25,134	(24.5)%		59,390	78,468	(24.3)%
CRJ700s	56,117	62,540	(10.3)%		158,239	202,538	(21.9)%
CRJ200s	44,119	66,389	(33.5)%		131,278	207,402	(36.7)%
Total block hours	290,830	323,742	(10.2)%		849,689	969,488	(12.4)%

Departures	180,069	194,683	(7.5)%		514,529	570,572	(9.8)%
Passengers carried	10,208,005	10,715,415	(4.7)%		28,671,654	30,627,250	(6.4)%
Adjusted flight completion	99.9%	99.9%	—	pts	99.9%	99.6%	0.3	pts
Raw flight completion	99.1%	99.1%	—	pts	98.5%	98.2%	0.3	pts
Passenger load factor	85.1%	84.6%	0.5	pts	83.7%	82.9%	0.8	pts
Average trip length	446	488	(8.6)%		456	498	(8.4)%

Adjusted flight completion percent excludes weather cancellations. Raw flight completion includes weather cancellations.

Supplemental Cash Flow Information

SkyWest receives certain fixed monthly cash payments under its capacity purchase agreements (“CPAs”) that are attributed to SkyWest’s overhead costs and certain fixed monthly cash payments associated with SkyWest’s aircraft ownership costs. Fixed payments allocated to the non-lease portion are recognized as revenue on a completed block hour basis over the applicable contract term. Fixed payments allocated to the lease portion are accounted for as lease revenue under the CPAs and are recognized on a straight-line basis over the applicable contract term. Fixed monthly cash payments received in excess of revenue recognized during the reporting period are recorded as deferred revenue and revenue recognized in excess of fixed monthly cash payments during the reporting period are recorded as unbilled revenue on SkyWest’s consolidated balance sheet. Amendments to certain CPAs executed since September 30, 2022 modified the fixed rate structure and resulted in higher deferred revenue amounts in 2023 compared to 2022. The following supplemental cash flow schedule summarizes the total revenue recognized in excess of (or less than) the fixed monthly cash received during the indicated reporting periods and the cumulative difference as of September 30, 2023 and December 31, 2022 (dollars in thousands, unaudited).

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenue recognized in excess of (less than) fixed cash payments received	$(56,461)	$13,320	$(179,859)	$40,200

	As of September 30, 2023	As of December 31, 2022
Cumulative revenue recognized less than fixed cash payments received	$(304,672)	$(124,813)